Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

xG TECHNOLOGY, INC.

The undersigned, Roger G. Branton, the Chief Financial Officer of xG Technology, Inc. (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify and set forth as follows:

First:        That the Board of Directors (the “Board”) of the Corporation, at a regularly scheduled meeting of the Board on August 4, 2016, in accordance with Section 141(f) of the GCL unanimously approved a resolution to amend the Corporation’s Certificate of Incorporation, declaring said resolution to be advisable, and calling for the submission of said resolution at the next annual meeting of stockholders: a proposal to authorize the Board to effect a reverse split of the Corporation’s outstanding common stock, at an exchange ratio ranging between 1-to-3 and 1-to-20, with the exact exchange ratio to be determined by the Board, in its sole discretion, by filing a Certificate of Amendment to the Corporation’s Certificate of Incorporation with the Secretary of State, pursuant to Section 242(c) of the GCL (the “Reverse Split”).

Second: That at a special meeting of stockholders of the Corporation, held on November 23, 2016, by affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote pursuant to Section 242(b) of the GCL, a resolution was adopted approving the Reverse Split.

Third: That the Board, pursuant to a unanimous written consent in lieu of a special meeting dated December 7, 2016, pursuant to Section 141(f) of the GCL, following the above-referenced special meeting of stockholders, unanimously adopted a resolution providing that, as soon as practicable, the Corporation will effect a reverse stock split whereby each stockholder shall receive one share of Corporation common stock for every ten shares owned.

Fourth: Article 4(a) of the Corporation’s Certificate of Incorporation is hereby amended as follows:

“a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in the holder’s name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Certificate of Incorporation or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts, if any, to which they are entitled, shall be divided and paid to the holders of Common Stock according to their respective shares.

Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) outstanding shares of Common Stock (the “Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “New Common Stock”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article 4.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split,  all of which shares of New Common Stock be rounded up to the nearest whole number of such shares. All references to “Common Stock” in these Articles shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, divided by ten (10) and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

Notwithstanding the foregoing, the language under this Article 4 shall not be amended in any way.

Fifth: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the GCL.

Sixth: This Certificate of Amendment shall be effective as of 5:00 P.M. New York time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by the undersigned, Roger Branton, an Authorized Officer, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this 15th day of December, 2016.

xG TECHNOLOGY, INC.

By: /s/ Roger Branton

       Roger G. Branton, Chief Financial Officer